                                                                      EXHIBIT 5


          [MICHENER, LARIMORE, SWINDLE, WHITAKER, FLOWERS, SAWYER,
                    REYNOLDS & CHALK, L.L.P. LETTERHEAD]





                                August 20, 1997




Lone Star International Energy, Inc.
200 Palo Pinto
Suite 108
Weatherford, Texas  76086

       Re:           Consulting Agreement by and between Kenneth A.
                     Freeman and the Company;
                     Consulting Agreement by and between Brian T. McKee and the Company;
                     Consulting Agreement by and between Scott MacCaughern and the Company

Gentlemen:

     As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Lone Star International Energy, Inc., a Nevada corporation formerly known as Cumberland Companies (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to 1,250,000 shares of common stock, $.001 par value, of the Company (the "Common Stock"), to be issued from time to time pursuant to the above-referenced Plans, certain legal matters in connection with the Common Stock are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

     The Plans provide for the issuance to certain individual consultants named therein of shares of common stock of the Company in exchange for professional services rendered by them as described therein. As used herein, the term "Shares" shall mean the Shares issuable to such individuals.

     In our capacity as your counsel in connection referred to above, we have examined the Plans, the Company's Articles of Incorporation, and its Bylaws, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books

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Lone Star International Energy, Inc.
July 13, 1995
Page 2


of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, a basis for the opinions hereinafter expressed.

     We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

     Based upon our examination as aforesaid and subject to assumptions, limitations and qualifications set forth herein, we are of the opinion that:

            3. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada.

            2. Upon the issuance and delivery of such Shares upon the receipt of the consideration stated in the Plans, such Shares will be validly issued, fully paid and nonassesable.

     We do not express any opinion herein on any other respect of the Shares the effect of any equitable principles or fiduciary considerations relating to the adoption of the Plans or the issuance of the Shares, or the enforceability of any particular provisions of the Plans.

     The opinions set forth above are limited in all respects to matters of Nevada law as in effect on the date hereof.

     We consent to the inclusion in the Registration Statement (Form S-8) pertaining to the Plans, of this opinion.

                                           Very truly yours,

                                                /s/ Wayne M. Whitaker, Partner

                                           Wayne M. Whitaker, Partner

WMW/jj